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                                                                    EXHIBIT 23.2

                 CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the captions "Summary Consolidated Financial Information" and "Experts" and to the use of our report dated March 5, 1999, except for Note 1--Common Control Merger, as to which the date is May 13, 1999, in the Registration Statement (Form S-1) and related Prospectus of Alliance Imaging, Inc., to be filed with the Securities and Exchange Commission on or about February 23, 2001, for the registration of shares of its common stock and $150 million aggregate principal amount at maturity of senior subordinated notes.

                                          /s/ Ernst & Young LLP

Orange County, California
February 22, 2001